Exhibit 99.1

Microsoft Reports Record Fourth Quarter Results

Broad-based strength drives double-digit revenue growth in all business segments

REDMOND, Wash. — July 22, 2010 — Microsoft Corp. today announced record fourth-quarter revenue of $16.04 billion for the quarter ended June 30, 2010, a 22% increase from the same period of the prior year. Operating income, net income and diluted earnings per share for the quarter were $5.93 billion, $4.52 billion and $0.51 per share, which represented increases of 49%, 48% and 50%, respectively, when compared with the prior year period.

“This quarter’s record revenue reflects the breadth of our offerings and our continued product momentum,” said Peter Klein, chief financial officer. “The revenue growth, combined with our ongoing cost discipline, helped us achieve another quarter of margin expansion.”

Product momentum continued during the quarter with the successful launch of Office 2010 and strong performance from existing products including Windows 7, which has sold more than 175 million licenses to date, Windows Server, Xbox, and Bing, which achieved its 13th consecutive month of share gain.

“We saw strong sales execution across all of our businesses, particularly in the enterprise with Windows 7 and Office 2010,” said Kevin Turner, chief operating officer. “Our transition to cloud services is well underway with offerings like Windows Azure and our Business Productivity Online Services, and we look forward to continuing our product momentum this fall with the upcoming launches of Windows Phone 7 and Xbox Kinect.”

For the fiscal year ended June 30, 2010, Microsoft reported record revenue of $62.48 billion, a 7% increase from the prior year. Operating income, net income and diluted earnings per share for the year were $24.10 billion, $18.76 billion and $2.10, which represented increases of 18%, 29% and 30%, respectively, when compared with the prior year.

Business Outlook

Microsoft offers updated operating expense guidance of $26.9 billion to $27.3 billion for the full year ending June 30, 2011.

Webcast Details

Peter Klein, chief financial officer, Frank Brod, chief accounting officer, and Bill Koefoed, general manager of Investor Relations, will host a conference call and webcast at 2:30 p.m. PDT (5:30 p.m. EDT) today to discuss details of the company’s performance for the quarter and certain forward-looking information. The session may be accessed at http://www.microsoft.com/msft. The webcast will be available for replay through the close of business on July 22, 2011.

About Microsoft

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as:

•	challenges to Microsoft’s business model;

•	intense competition in all of Microsoft’s markets;

•	Microsoft’s continued ability to protect its intellectual property rights;

•	claims that Microsoft has infringed the intellectual property rights of others;

•	the possibility of unauthorized disclosure of significant portions of Microsoft’s source code;

•	actual or perceived security vulnerabilities in Microsoft products that could reduce revenue or lead to liability;

•	improper disclosure of personal data could result in liability and harm to Microsoft’s reputation;

•	outages and disruptions of services provided to customers directly or through third parties if Microsoft fails to maintain an adequate operations infrastructure;

•	government litigation and regulation affecting how Microsoft designs and markets its products;

•	Microsoft’s ability to attract and retain talented employees;

•	delays in product development and related product release schedules;

•	significant business investments that may not gain customer acceptance and produce offsetting increases in revenue;

•

unfavorable changes in general economic conditions, disruption of our partner networks or sales channels, or the availability of credit that affect demand for Microsoft’s products and services or the value of our investment portfolio;

•	adverse results in legal disputes;

•	unanticipated tax liabilities;

•	quality or supply problems in Microsoft’s consumer hardware or other vertically integrated hardware and software products;

•	impairment of goodwill or amortizable intangible assets causing a charge to earnings;

•	exposure to increased economic and regulatory uncertainties from operating a global business;

•	geopolitical conditions, natural disaster, cyberattack or other catastrophic events disrupting Microsoft’s business; and

•	acquisitions and joint ventures that adversely affect the business.

For further information regarding risks and uncertainties associated with Microsoft’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Microsoft’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Microsoft’s Investor Relations department at (800) 285-7772 or at Microsoft’s Investor Relations Web site at http://www.microsoft.com/msft.

All information in this release is as of July 22, 2010. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

For more information, press only:

Rapid Response Team, Waggener Edstrom Worldwide, (503) 443-7070, rrt@waggeneredstrom.com

For more information, financial analysts and investors only:

Bill Koefoed, general manager, Investor Relations, (425) 706-3703

Note to editors: For more information, news and perspectives from Microsoft, please visit the Microsoft News Center at http://www.microsoft.com/news. Web links, telephone numbers and titles were correct at time of publication, but may since have changed. Shareholder and financial information, as well as today’s 2:30 p.m. PDT conference call with investors and analysts, is available at http://www.microsoft.com/msft.

MICROSOFT CORPORATION

INCOME STATEMENTS

(In millions, except per share amounts)	Three Months Ended June 30,		Twelve Months Ended June 30,
	2010	2009	2010	2009 (1)
Revenue	$16,039	$13,099	$62,484	$58,437
Operating expenses:
Cost of revenue	3,170	2,586	12,395	12,155
Research and development	2,350	2,225	8,714	9,010
Sales and marketing	3,602	3,192	13,214	12,879
General and administrative	987	1,069	4,004	3,700
Employee severance	0	40	59	330

Total operating expenses	10,109	9,112	38,386	38,074

Operating income	5,930	3,987	24,098	20,363
Other income (expense)	94	155	915	(542)

Income before income taxes	6,024	4,142	25,013	19,821
Provision for income taxes	1,506	1,097	6,253	5,252

Net income	$4,518	$3,045	$18,760	$14,569

Earnings per share:
Basic	$0.52	$0.34	$2.13	$1.63
Diluted	$0.51	$0.34	$2.10	$1.62

Weighted average shares outstanding:
Basic	8,712	8,901	8,813	8,945
Diluted	8,821	8,928	8,927	8,996

Cash dividends declared per common share	$0.13	$0.13	$0.52	$0.52

(1)	Derived from audited financial statements

MICROSOFT CORPORATION

BALANCE SHEETS

(In millions)
June 30,	2010	2009 (1)
Assets
Current assets:
Cash and cash equivalents	$5,505	$6,076
Short-term investments (including securities loaned of $62 and $1,540)	31,283	25,371

Total cash, cash equivalents, and short-term investments	36,788	31,447
Accounts receivable, net of allowance for doubtful accounts of $375 and $451	13,014	11,192
Inventories	740	717
Deferred income taxes	2,184	2,213
Other	2,950	3,711

Total current assets	55,676	49,280
Property and equipment, net of accumulated depreciation of $8,629 and $7,547	7,630	7,535
Equity and other investments	7,754	4,933
Goodwill	12,394	12,503
Intangible assets, net	1,158	1,759
Deferred income taxes	0	279
Other long-term assets	1,501	1,599

Total assets	$86,113	$77,888

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,025	$3,324
Short-term debt	1,000	2,000
Accrued compensation	3,283	3,156
Income taxes	1,074	725
Short-term unearned revenue	13,652	13,003
Securities lending payable	182	1,684
Other	2,931	3,142

Total current liabilities	26,147	27,034
Long-term debt	4,939	3,746
Long-term unearned revenue	1,178	1,281
Deferred income taxes	229	0
Other long-term liabilities	7,445	6,269
Commitments and contingencies
Stockholders’ equity:
Common stock and paid-in capital – shares authorized 24,000; outstanding 8,668 and 8,908	62,856	62,382
Retained deficit, including accumulated other comprehensive income of $1,055 and $969	(16,681)	(22,824)

Total stockholders’ equity	46,175	39,558

Total liabilities and stockholders’ equity	$86,113	$77,888

(1)	Derived from audited financial statements

MICROSOFT CORPORATION

CASH FLOWS STATEMENTS

(In millions)	Three Months Ended June 30,		Twelve Months Ended June 30,
	2010	2009	2010	2009 (1)
Operations
Net income	$4,518	$3,045	$18,760	$14,569
Adjustments to reconcile net income to net cash from operations:
Depreciation, amortization, and other noncash items	718	681	2,673	2,562
Stock-based compensation	482	416	1,891	1,708
Net recognized losses (gains) on investments and derivatives	114	1	(208)	683
Excess tax benefits from stock-based compensation	(7)	(4)	(45)	(52)
Deferred income taxes	(483)	300	(220)	762
Deferral of unearned revenue	9,682	8,355	29,374	24,409
Recognition of unearned revenue	(7,055)	(6,348)	(28,813)	(25,426)
Changes in operating assets and liabilities:
Accounts receivable	(4,144)	(1,820)	(2,238)	2,215
Other current assets	114	(767)	420	(422)
Other long-term assets	(80)	(114)	(223)	(273)
Other current liabilities	1,352	453	1,295	(3,371)
Other long-term liabilities	393	(357)	1,407	1,673

Net cash from operations	5,604	3,841	24,073	19,037

Financing
Short-term borrowings (repayments), maturities of 90 days or less, net	(545)	(489)	(991)	1,178
Proceeds from issuance of debt, maturities longer than 90 days	1,575	4,468	4,167	4,796
Repayments of debt, maturities longer than 90 days	(1,088)	(228)	(2,986)	(228)
Common stock issued	912	143	2,311	579
Common stock repurchased	(3,839)	(22)	(11,269)	(9,353)
Common stock cash dividends	(1,130)	(1,158)	(4,578)	(4,468)
Excess tax benefits from stock-based compensation	7	4	45	52
Other	10	(19)	10	(19)

Net cash from (used in) financing	(4,098)	2,699	(13,291)	(7,463)

Investing
Additions to property and equipment	(758)	(867)	(1,977)	(3,119)
Acquisition of companies, net of cash acquired	0	(41)	(245)	(868)
Purchases of investments	(4,174)	(15,325)	(30,168)	(36,850)
Maturities of investments	1,005	4,522	7,453	6,191
Sales of investments	2,420	3,704	15,125	19,806
Securities lending payable	(2,612)	150	(1,502)	(930)

Net cash used in investing	(4,119)	(7,857)	(11,314)	(15,770)
Effect of exchange rates on cash and cash equivalents	(37)	108	(39)	(67)

Net change in cash and cash equivalents	(2,650)	(1,209)	(571)	(4,263)
Cash and cash equivalents, beginning of period	8,155	7,285	6,076	10,339

Cash and cash equivalents, end of period	$5,505	$6,076	$5,505	$6,076

(1)	Derived from audited financial statements

MICROSOFT CORPORATION

SEGMENT REVENUE AND OPERATING INCOME (LOSS)

(In millions)	Three Months Ended June 30,		Twelve Months Ended June 30,
	2010	2009	2010	2009
Revenue
Windows & Windows Live Division	$4,548	$3,169	$18,491	$14,974
Server and Tools	4,012	3,528	14,866	14,191
Online Services Division	565	501	2,199	2,121
Microsoft Business Division	5,250	4,567	18,642	18,910
Entertainment and Devices Division	1,600	1,257	8,058	8,035
Unallocated and other	64	77	228	206

Consolidated	$16,039	$13,099	$62,484	$58,437

Operating income (loss)
Windows & Windows Live Division	$3,063	$1,929	$12,977	$9,982
Server and Tools	1,546	1,206	5,491	4,803
Online Services Division	(696)	(585)	(2,355)	(1,652)
Microsoft Business Division	3,284	2,706	11,776	11,664
Entertainment and Devices Division	(172)	(141)	679	108
Corporate-level activity	(1,095)	(1,128)	(4,470)	(4,542)

Consolidated	$5,930	$3,987	$24,098	$20,363

MICROSOFT CORPORATION

FINANCIAL HIGHLIGHTS

This document contains statements that are forward-looking. These statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements in this document. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Summary

(In millions, except per share amounts and percentages)	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
	2010	2009		2010	2009
Revenue	$16,039	$13,099	22%	$62,484	$58,437	7%
Operating income	$5,930	$3,987	49%	$24,098	$20,363	18%
Diluted earnings per share	$0.51	$0.34	50%	$2.10	$1.62	30%

Three months ended June 30, 2010 compared with three months ended June 30, 2009

Revenue increased mainly due to strong sales of Windows 7 and the 2010 Microsoft Office system, which were released in fiscal year 2010, and PC market improvement. Operating income increased reflecting the change in revenue, offset in part by higher operating expenses.

•	Cost of revenue increased $584 million or 23%, primarily reflecting increased online costs, increased royalty costs and charges resulting from the discontinuation of the KIN phone.

•	Sales and marketing expenses increased $410 million or 13%, primarily reflecting increased advertising and marketing of Windows 7.

•

Research and development expenses increased $125 million or 6%, primarily reflecting the capitalization of certain software development costs related to Windows 7 product development in the prior year.

•	General and administrative expenses decreased $82 million or 8% due mainly to decreased legal charges.

Diluted earnings per share increased reflecting increased net income and the repurchase of 380 million shares during fiscal year 2010.

Twelve months ended June 30, 2010 compared with twelve months ended June 30, 2009

Revenue increased mainly due to strong sales of Windows 7 and PC market improvement. Operating income increased reflecting the change in revenue, offset in part by higher operating expenses.

•	Sales and marketing expenses increased $335 million or 3%, primarily reflecting increased advertising and marketing of Windows 7 and Bing and increased sales force expenses related to Windows 7.

•

General and administrative expenses increased $304 million or 8% due mainly to increased legal charges and transition expenses associated with the inception of the Yahoo! Commercial Agreement, offset in part by a reduction in headcount-related expenses.

•

Cost of revenue increased $240 million or 2%, primarily reflecting increased online costs and charges resulting from the discontinuation of the KIN phone, offset in part by decreased Xbox 360 console costs and reductions in other costs due to resource management efforts.

•

Research and development expenses decreased $296 million or 3%, primarily reflecting a decrease in third-party development and programming costs and increased capitalization of certain software development costs.

Diluted earnings per share increased reflecting increased net income and the repurchase of 380 million shares during fiscal year 2010.

SEGMENT PRODUCT REVENUE/OPERATING INCOME (LOSS)

The revenue and operating income (loss) amounts in this section are presented on a basis consistent with accounting principles generally accepted in the U.S. and include certain reconciling items attributable to each of the segments. Certain corporate-level activity has been excluded from our segment operating results and is presented separately. Prior period amounts have been recast to conform to the way we internally managed and monitored performance at the segment level during the current period.

Windows & Windows Live Division

(In millions, except percentages)	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
	2010	2009		2010	2009
Revenue	$4,548	$3,169	44%	$18,491	$14,974	23%
Operating income	$3,063	$1,929	59%	$12,977	$9,982	30%

Windows & Windows Live Division (“Windows Division”) offerings consist of premium and standard edition Windows operating systems and online software and services through Windows Live. Premium Windows operating systems are those that include additional functionality and are sold at a price above our standard editions. Premium editions include Windows 7 Home Premium, Windows 7 Professional, Windows 7 Ultimate, Windows 7 Enterprise, Windows Vista Business, Windows Vista Home Premium, Windows Vista Ultimate, and Windows Vista Enterprise. Standard editions include Windows 7 Starter, Windows 7 Home Basic, Windows Vista Starter, Windows Vista Home Basic, and Windows XP Home. Windows Live primarily generates revenue from online advertising.

Windows Division revenue growth is largely correlated to the growth of PC purchases from original equipment manufacturers (“OEMs”) that pre-install versions of Windows operating systems because the OEM channel accounts for approximately 80% of total Windows Division revenue. The remaining approximately 20% of Windows Division revenue (“other revenue”) is generated by commercial and retail sales of Windows and online advertising from Windows Live.

Three months ended June 30, 2010 compared with three months ended June 30, 2009

Windows Division revenue increased due to strong sales of Windows 7 and PC market improvement. We estimate total worldwide PC shipments from all sources grew approximately 22% to 24%. OEM revenue increased $1.1 billion or 46%, while OEM license units increased 26%. The OEM revenue increase was driven by PC market growth, higher Windows attach rates across business and consumer segments and the mix of versions of Windows licensed, partially offset by PC market strength in emerging markets versus developed markets. Prior year OEM revenue reflects $273 million of revenue deferred in connection with sales of Windows Vista with a guarantee to be upgraded to Windows 7 at minimal or no cost upon general availability. Other revenue increased $262 million or 36% driven primarily by commercial and retail sales of Windows 7.

Windows Division operating income increased as a result of increased revenue, offset in part by higher operating expenses. Research and development expenses increased $89 million or 38%, reflecting capitalization of certain software development costs related to Windows 7 product development in the prior year. Cost of revenue increased $83 million or 24%, primarily driven by increased traffic acquisition costs and royalties. Sales and marketing expenses increased $77 million or 12% reflecting increased advertising and marketing of Windows 7.

Twelve months ended June 30, 2010 compared with twelve months ended June 30, 2009

Windows Division revenue increased primarily as a result of strong sales of Windows 7 and PC market improvement. We estimate total PC shipments from all sources grew approximately 16% to 18%. OEM revenue increased $2.6 billion or 22%, while OEM license units increased 21%. The OEM revenue increase was driven by PC market growth, higher Windows attach rates across consumer and business segments, the restoration of normal OEM inventory levels, and the mix of versions of Windows licensed, offset in part by PC market changes, including stronger growth of emerging markets versus developed markets and of consumer PCs versus business PCs. Prior year OEM revenue reflects the $273 million revenue deferral discussed above. This amount was subsequently recognized in fiscal year 2010. Other revenue increased $912 million or 29% driven primarily by Windows 7 retail sales.

Windows Division operating income increased as a result of increased revenue, offset in part by higher operating expenses. Cost of revenue increased $296 million or 22%, primarily driven by increased traffic acquisition costs, royalties and other product costs. Sales and marketing expenses increased $256 million or 11% reflecting increased advertising and marketing of Windows 7.

Server and Tools

(In millions, except percentages)	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
	2010	2009		2010	2009
Revenue	$4,012	$3,528	14%	$14,866	$14,191	5%
Operating income	$1,546	$1,206	28%	$5,491	$4,803	14%

Server and Tools licenses products, applications, tools, content, and delivers Enterprise Services, all of which are designed to make information technology professionals, developers, and their systems more productive and efficient. Server and Tools product and service offerings consist of Windows Server, Microsoft SQL Server, Windows Azure and other cloud and server offerings. We also offer developer tools, training and certification. Enterprise Services comprise Premier product support services and Microsoft Consulting Services. Server product offerings can be run on-site, in a partner-hosted environment, or in a Microsoft-hosted environment. We use multiple sales channels, including pre-installed OEM versions, sales through partners and sales directly to end customers. Approximately 50% of Server and Tools revenue comes from annuity volume licensing agreements, approximately 30% is purchased through transactional volume licensing programs, retail packaged product and licenses sold to OEMs, and the remainder comes from Enterprise Services.

Three months ended June 30, 2010 compared with three months ended June 30, 2009

Server and Tools revenue increased reflecting growth in product revenue and Enterprise Services revenue. Product revenue increased $463 million or 17%, driven primarily by growth in Windows Server, SQL Server and Enterprise CAL Suites revenue, reflecting continued adoption of Windows platform applications. Enterprise Services revenue grew $21 million or 3%, primarily due to growth in Premier product support services, offset in part by decreased consulting services.

Server and Tools revenue for the fourth quarter of fiscal year 2010 included a favorable foreign currency exchange impact of $70 million.

Server and Tools operating income increased primarily due to revenue growth, offset in part by increased operating expenses. Cost of revenue increased $72 million or 11%, reflecting increased services costs and online and product costs. Sales and marketing expenses increased $55 million or 5%, primarily due to increased corporate and partner marketing expenses. General and administrative expenses increased $29 million.

Twelve months ended June 30, 2010 compared with twelve months ended June 30, 2009

Server and Tools revenue increased mainly reflecting growth in product revenue. Product revenue increased $652 million or 6%, driven primarily by growth in Windows Server, SQL Server and Enterprise CAL Suites revenue, reflecting increased revenue from annuity volume licensing agreements and continued adoption of Windows platform applications, offset in part by a decline in developer tools revenue. Enterprise Services revenue was relatively flat, with growth in Premier product support services nearly offset by decreased consulting services.

Server and Tools operating income increased due mainly to revenue growth and reduced research and development expenses, offset in part by increased cost of revenue. Research and development expenses decreased $38 million or 2%, primarily driven by reduced third-party development and programming costs and headcount-related expenses, offset in part by increased hosting, localization and lab costs. Cost of revenue increased $25 million.

Online Services Division

(In millions, except percentages)	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
	2010	2009		2010	2009
Revenue	$565	$501	13%	$2,199	$2,121	4%
Operating loss	$(696)	$(585)	(19)%	$(2,355)	$(1,652)	(43)%

Online Services Division (“OSD”) consists of an online advertising platform with offerings for both publishers and advertisers, online information offerings, such as Bing, and the MSN portals and channels around the world. We earn revenue primarily from online advertising, including search, display, and advertiser and publisher tools. Revenue is also generated through subscriptions and transactions generated from online paid services and from MSN narrowband Internet access subscribers (“Access”).

Yahoo! Commercial Agreement

On December 4, 2009, we entered into a definitive agreement with Yahoo! whereby Microsoft will provide the exclusive algorithmic and paid search platform for Yahoo! websites. We believe this agreement will allow us over time to improve the effectiveness and increase the value of our search offering through greater scale in search queries and an expanded and more competitive search and advertising marketplace.

Three months ended June 30, 2010 compared with three months ended June 30, 2009

OSD revenue increased primarily as a result of increased online advertising revenue, offset in part by decreased Access revenue. Online advertising revenue increased $79 million or 19% to $494 million, reflecting higher search and display advertising revenue, offset in part by decreased advertiser and publisher tools revenue. Access revenue decreased $14 million or 33%, reflecting continued migration of subscribers to broadband or other competitively-priced service providers.

OSD operating loss increased due to increased cost of revenue and research and development expenses, offset in part by increased revenue. Cost of revenue increased $157 million, primarily driven by Yahoo! reimbursement and implementation costs, as well as online traffic acquisition costs. Research and development expenses increased $39 million or 14%, also primarily due to Yahoo! reimbursement and implementation costs and third-party development and programming costs.

Twelve months ended June 30, 2010 compared with twelve months ended June 30, 2009

OSD revenue increased reflecting increased online advertising revenue, offset in part by decreased Access revenue. Online advertising revenue increased $146 million or 8% to $1.9 billion, reflecting higher search and display advertising revenue, offset in part by decreased advertiser and publisher tools revenue. Access revenue decreased $57 million or 31%, reflecting continued migration of subscribers to broadband or other competitively-priced service providers.

OSD operating loss increased due to increased operating expenses, offset in part by increased revenue. Cost of revenue increased $565 million, primarily driven by higher online traffic acquisition costs and Yahoo! reimbursement and implementation costs. General and administrative expenses increased $136 million due mainly to transition expenses associated with the inception of the Yahoo! Commercial Agreement. Sales and marketing expenses increased $56 million or 5% due mainly to increased marketing of Bing, offset in part by decreased headcount-related expenses.

Microsoft Business Division

(In millions, except percentages)	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
	2010	2009		2010	2009
Revenue	$5,250	$4,567	15%	$18,642	$18,910	(1)%
Operating income	$3,284	$2,706	21%	$11,776	$11,664	1%

Microsoft Business Division (“MBD”) offerings consist of the Microsoft Office system and Microsoft Dynamics business solutions. Microsoft Office system products are designed to increase personal, team, and organization productivity through a range of programs, services, and software solutions. Microsoft Office system offerings generate over 90% of MBD revenue. Microsoft Dynamics products provide business solutions for financial management, customer relationship management, supply chain management, and analytics applications for small and mid-size businesses, large organizations, and divisions of global enterprises. We evaluate our results based upon the nature of the end user in two primary parts: business revenue, which includes Microsoft Office system revenue generated through volume licensing agreements and Microsoft Dynamics revenue; and consumer revenue, which includes revenue from retail packaged product sales and OEM revenue.

Three months ended June 30, 2010 compared with three months ended June 30, 2009

MBD revenue increased primarily reflecting sales of the 2010 Microsoft Office system, which was launched during the fourth quarter. Consumer revenue increased $357 million or 51% due to sales of the 2010 Microsoft Office system and growth in the PC market. Business revenue increased $326 million or 8%, primarily reflecting licensing of the 2010 Microsoft Office system to transactional business customers, growth in multi-year licensing revenue and a 4% increase in Microsoft Dynamics revenue.

MBD revenue for the fourth quarter of fiscal year 2010 included a favorable foreign currency exchange impact of $108 million.

MBD operating income increased due mainly to increased revenue, offset in part by increased operating expenses. Sales and marketing expenses increased $67 million or 6%, primarily driven by an increase in corporate marketing activities. Cost of revenue increased $63 million or 21%, primarily driven by increased traffic acquisition costs and increased costs of providing services. These increases were offset in part by a $22 million decrease in research and development expenses.

Twelve months ended June 30, 2010 compared with twelve months ended June 30, 2009

MBD revenue decreased primarily as a result of the net deferral of $254 million of revenue related to eligible sales of the 2007 Microsoft Office system with a guarantee to be upgraded to the 2010 Microsoft Office system at minimal or no cost (the “Office 2010 Deferral”). Consumer revenue decreased $166 million or 5%, primarily due to the Office 2010 Deferral, offset in part by growth in the PC market and sales of the 2010 Microsoft Office system, which was launched during the fourth quarter. Business revenue decreased $102 million or 1%, primarily reflecting a decline in licensing of the 2007 Microsoft Office system to transactional business customers, offset in part by growth in multi-year volume licensing agreement revenue and licensing of the 2010 Microsoft Office system to transactional business customers. Microsoft Dynamics revenue remained flat.

MBD operating income increased due mainly to decreased operating expenses, offset in part by decreased revenue. Sales and marketing expenses decreased $266 million or 6%, primarily driven by a decrease in corporate marketing activities. Research and development expenses decreased $187 million or 11%, primarily as a result of capitalization of certain Microsoft Office system software development costs and lower headcount-related expenses. General and administrative expenses decreased $53 million or 18% primarily due to expenses in the prior year associated with the acquisition of Fast Search & Transfer ASA and lower headcount-related expenses. These decreases were offset in part by a $126 million or 11% increase in cost of revenue, primarily driven by increased traffic acquisition costs and increased costs of providing services.

Entertainment and Devices Division

(In millions, except percentages)	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
	2010	2009		2010	2009
Revenue	$1,600	$1,257	27%	$8,058	$8,035	0%
Operating income (loss)	$(172)	$(141)	(22)%	$679	$108	529%

Entertainment and Devices Division (“EDD”) offerings include the Xbox 360 platform (which includes the Xbox 360 gaming and entertainment console, Xbox 360 video games, Xbox LIVE, and Xbox 360 accessories), the Zune digital music and entertainment platform (“Zune”), PC software games, online games and services, Mediaroom (our Internet protocol television software), the Microsoft Surface computing platform, Windows Mobile and Embedded device platforms, application software for Apple’s Macintosh computers, Microsoft PC hardware products, and other devices. EDD is also responsible for all retail sales and marketing for Microsoft Office and Windows operating systems.

Three months ended June 30, 2010 compared with three months ended June 30, 2009

EDD revenue increased reflecting an increase in Xbox 360 platform and PC game revenue and increased revenue from the non-gaming portion of the business. Xbox 360 platform and PC game revenue increased $228 million or 30%, primarily reflecting increased Xbox 360 consoles sold and increased Xbox LIVE revenue, partially offset by decreased revenue per console. We shipped 1.5 million Xbox 360 consoles during the fourth quarter of fiscal year 2010, compared with 1.2 million Xbox 360 consoles during the fourth quarter of fiscal year 2009. Non-gaming revenue increased $115 million or 23%, primarily reflecting increased sales of Windows Embedded device platforms.

EDD revenue for the fourth quarter of fiscal year 2010 included a favorable foreign currency exchange impact of $52 million.

EDD operating loss increased primarily reflecting increased operating expenses, offset in part by increased revenue. Cost of revenue increased $251 million or 38% primarily from charges resulting from the discontinuation of the KIN phone and increased royalty costs resulting from increased Xbox LIVE digital marketplace third-party content sales. Sales and marketing expenses increased $73 million or 29% primarily due to increased Xbox 360 platform marketing activities. Research and development expenses increased $48 million or 10%, primarily reflecting increased third-party development and programming costs and increased headcount-related expenses.

Twelve months ended June 30, 2010 compared with twelve months ended June 30, 2009

EDD revenue was nearly flat reflecting increased revenue from the non-gaming portion of the business, partially offset by decreased revenue from Xbox 360 platform and PC games. Non-gaming revenue increased $35 million or 1% primarily reflecting increased sales of Windows Embedded device platforms, offset in part by decreased Zune and Windows Mobile revenue. Xbox 360 platform and PC game revenue decreased $12 million, primarily reflecting a reduction in Xbox 360 consoles sold and revenue per console, offset in part by increased Xbox LIVE revenue. We shipped 10.3 million Xbox 360 consoles during the fiscal year 2010, compared with 11.2 million Xbox 360 consoles during fiscal year 2009.

EDD operating income increased due to reduced operating expenses. Cost of revenue decreased $528 million or 11%, primarily due to lower Xbox 360 console costs, offset in part by increased royalty costs resulting from increased Xbox LIVE digital marketplace third-party content sales and charges resulting from the discontinuation of the KIN phone. Research and development expenses decreased $34 million or 2%, primarily reflecting decreased third-party development and programming costs.

Corporate-Level Activity

(In millions, except percentages)	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
	2010	2009		2010	2009
Corporate-level activity	$(1,095)	$(1,128)	3%	$(4,470)	$(4,542)	2%

Certain corporate-level activity is not allocated to our segments, including costs of: broad-based sales and marketing; product support services; human resources; legal; finance; information technology; corporate development and procurement activities; research and development; legal settlements and contingencies; and employee severance.

Three months ended June 30, 2010 compared with three months ended June 30, 2009

Corporate-level expenses decreased due mainly to a reduction in legal charges and employee severance charges, offset in part by increased costs associated with broad-based sales and marketing activities. Legal charges were approximately $97 million compared to $193 million in the prior year.

Twelve months ended June 30, 2010 compared with twelve months ended June 30, 2009

Corporate-level expenses decreased due mainly to employee severance charges of $330 million incurred in the prior year, decreased partner payments, and reductions in other costs due to resource management efforts. These decreases in expenses were offset in part by an increase in legal charges and costs associated with broad-based sales and marketing activities. Legal charges were approximately $533 million compared to $283 million in the prior year.

OPERATING EXPENSES

Cost of Revenue

(In millions, except percentages)	Three Months Ended June 30,		Percentage Change		Twelve Months Ended June 30,		Percentage Change
	2010	2009			2010	2009
Cost of revenue	$3,170	$2,586	23%		$12,395	$12,155	2%
As a percent of revenue	20%	20%	0	ppt	20%	21%	(1	)ppt

Cost of revenue includes: manufacturing and distribution costs for products sold and programs licensed; operating costs related to product support service centers and product distribution centers; costs incurred to include software on PCs sold by OEMs, to drive traffic to our websites and to acquire online advertising space (“traffic acquisition costs”); costs incurred to support and maintain Internet-based products and services; warranty costs; inventory valuation adjustments; costs associated with the delivery of consulting services; and the amortization of capitalized research and development costs.

Cost of revenue increased reflecting higher online costs, mainly Yahoo! reimbursement and implementation costs and traffic acquisition costs, as well as increased royalty costs resulting from increased Xbox LIVE digital marketplace third-party content sales and charges resulting from the discontinuation of the KIN phone. For the full fiscal year, these costs were offset in part by lower Xbox 360 console costs and reductions in other costs due to resource management efforts.

Research and Development

(In millions, except percentages)	Three Months Ended June 30,		Percentage Change		Twelve Months Ended June 30,		Percentage Change
	2010	2009			2010	2009
Research and development	$2,350	$2,225	6%		$8,714	$9,010	(3)%
As a percent of revenue	15%	17%	(2	)ppt	14%	15%	(1	)ppt

Research and development expenses include payroll, employee benefits, stock-based compensation expense, and other headcount-related expenses associated with product development. Research and development expenses also include third-party development and programming costs, localization costs incurred to translate software for international markets and the amortization of purchased software code and services content.

Three months ended June 30, 2010 compared with three months ended June 30, 2009

Research and development expenses increased, primarily reflecting the capitalization of certain software development costs related to Windows 7 product development in the prior year.

Twelve months ended June 30, 2010 compared with twelve months ended June 30, 2009

Research and development expenses decreased, primarily reflecting decreased third-party development and programming costs and the capitalization of certain Microsoft Office system software development costs. These decreases were offset in part by the capitalization of certain software and development costs related to Windows 7 product development in the prior year.

Sales and Marketing

(In millions, except percentages)	Three Months Ended June 30,		Percentage Change		Twelve Months Ended June 30,		Percentage Change
	2010	2009			2010	2009
Sales and marketing	$3,602	$3,192	13%		$13,214	$12,879	3%
As a percent of revenue	22%	24%	(2	)ppt	21%	22%	(1	)ppt

Sales and marketing expenses include payroll, employee benefits, stock-based compensation expense, and other headcount-related expenses associated with sales and marketing personnel and the costs of advertising, promotions, trade shows, seminars, and other programs.

Sales and marketing expenses increased, primarily reflecting increased advertising and marketing of Windows 7 and Bing and increased sales force expenses related to Windows 7.

General and Administrative

(In millions, except percentages)	Three Months Ended June 30,		Percentage Change		Twelve Months Ended June 30,		Percentage Change
	2010	2009			2010	2009
General and administrative	$987	$1,069	(8)%		$4,004	$3,700	8%
As a percent of revenue	6%	8%	(2	)ppt	6%	6%	0	ppt

General and administrative expenses include payroll, employee benefits, stock-based compensation expense and other headcount-related expenses associated with finance, legal, facilities, certain human resources and other administrative headcount, and legal and other administrative fees.

Three months ended June 30, 2010 compared with three months ended June 30, 2009

General and administrative expenses decreased in nearly all expense categories, including decreased legal charges and a 4% reduction in headcount-related expenses.

Twelve months ended June 30, 2010 compared with twelve months ended June 30, 2009

General and administrative expenses increased due to increased legal charges, as discussed above within Corporate-Level Activity, and transition expenses associated with the inception of the Yahoo! Commercial Agreement. These increases were offset in part by a 6% reduction in headcount-related expenses.

Employee Severance

In January 2009, we announced and implemented a resource management program to reduce employee headcount. We completed this program in fiscal year 2010, reducing our overall headcount by approximately 5,300 in various functions, including research and development, marketing, sales, finance, legal, human resources, and information technology. During fiscal years 2010 and 2009, we recorded employee severance expense of $59 million and $330 million, respectively.

OTHER INCOME (EXPENSE) AND INCOME TAXES

Other Income (Expense)

The components of other income (expense) were as follows:

(In millions, except percentages)	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
	2010	2009		2010	2009
Dividends and interest income	$239	$179	34%	$843	$744	13%
Interest expense	(37)	(19)	(95)%	(151)	(38)	(297)%
Net recognized gains (losses) on investments	49	(72)	*	348	(125)	*
Net gains (losses) on derivatives	(163)	71	*	(140)	(558)	75%
Net gains (losses) on foreign currency remeasurements	25	46	(46)%	1	(509)	*
Other	(19)	(50)	62%	14	(56)	*

Total	$94	$155	(39)%	$915	$(542)	*

*	Not meaningful

Three months ended June 30, 2010 compared with three months ended June 30, 2009

Dividends and interest income increased primarily due to higher average portfolio investment balances, offset in part by lower yields on our fixed-income investments. Interest expense increased due to our issuance of long-term debt in May 2009. Net recognized gains on investments increased primarily due to lower other-than-temporary impairments and higher gains on sales of investments in the current period as compared to the prior period. Other-than-temporary impairments were $33 million during the three months ended June 30, 2010, as compared with $108 million during the three months ended June 30, 2009 and decreased primarily due to improvements in market conditions. Net losses on derivatives increased primarily due to losses on commodity, equity and interest rate derivatives as compared to gains in the prior period and higher losses on foreign currency contracts in the current period.

Twelve months ended June 30, 2010 compared with twelve months ended June 30, 2009

Dividends and interest income increased primarily due to higher average portfolio investment balances, offset in part by lower yields on our fixed-income investments. Interest expense increased due to our issuance of long term debt in May 2009. Net recognized gains on investments increased primarily due to lower other-than-temporary impairments, offset in part by lower gains on sales of investments in the current period. Other-than-temporary impairments were $69 million during fiscal year 2010, as compared with $862 million during fiscal year 2009 and decreased primarily due to improvements in market conditions. Net losses on derivatives decreased due to gains on equity and interest rate derivatives as compared to losses in the prior period and lower losses on commodity and foreign currency contracts in the current period Net gains from foreign currency remeasurements were insignificant in fiscal year 2010 compared to net losses of $509 million in the prior year, which had resulted from the strengthening of the U.S. dollar in the prior year. For fiscal year 2010, other includes a gain on the divestiture of Razorfish.

Income Taxes

Our effective tax rate was 25% for both the three and twelve months ended June 30, 2010, as compared with 27% for both the three and twelve months ended June 30, 2009. The fiscal year 2010 rate reflects a higher mix of foreign earnings taxed at lower rates.

UNEARNED REVENUE

Unearned revenue at June 30, 2010 comprised mainly unearned revenue from volume licensing programs. Unearned revenue from volume licensing programs represents customer billings for multi-year licensing arrangements paid for either upfront or annually at the beginning of each billing coverage period and accounted for as subscriptions with revenue recognized ratably over the billing coverage period. Unearned revenue at June 30, 2010 also included payments for: post-delivery support and consulting services to be performed in the future, Xbox LIVE subscriptions; unspecified upgrades/enhancements of Microsoft Internet Explorer on a when-and-if-available basis for Windows XP; Microsoft Dynamics business solutions products; technology guarantee programs, including the 2010 Microsoft Office technology guarantee program; and other offerings for which we have been paid upfront and earn the revenue when we provide the service or software, or otherwise meet the revenue recognition criteria.

The following table outlines the expected future recognition of unearned revenue as of June 30, 2010:

(In millions)
Three Months Ending,
September 30, 2010	$5,150
December 31, 2010	4,239
March 31, 2011	2,815
June 30, 2011	1,448
Thereafter	1,178

Total	$14,830

CASH FLOWS

Three months ended June 30, 2010 compared with three months ended June 30, 2009

Cash flow from operations increased $1.8 billion, reflecting payment of $1.0 billion to the Internal Revenue Service in the prior year as a result of our settlement of the 2000-2003 audit examination along with increased cash received from customers due to strong sales in the current year. Cash used for financing was $4.1 billion in the three months ended June 30, 2010 as compared with cash provided by financing of $2.7 billion in the prior fiscal year. This decrease in cash flow was due to a $3.8 billion increase in stock repurchases along with a $2.9 billion decrease in proceeds from issuances of debt with maturities longer than 90 days. Cash used for investing decreased $3.7 billion due to a $6.4 billion decrease in cash used for combined investment purchases, sales, and maturities partially offset by a $2.8 billion decrease in securities lending activities.

Twelve months ended June 30, 2010 compared with twelve months ended June 30, 2009

Cash flow from operations increased $5.0 billion, primarily due to payment of $4.1 billion to the Internal Revenue Service in the prior year as a result of our settlement of the 2000-2003 audit examination along with increased cash received from customers in the current year. Cash used for financing increased $5.8 billion, primarily due to a $5.6 billion decrease in net cash proceeds from issuance and repayments of short-term and long-term debt. Financing activities also included a $1.9 billion increase in cash used for common stock repurchases, which was offset in part by a $1.7 billion increase in cash received from common stock issued. Cash used for investing decreased $4.5 billion due to a $3.3 billion decrease in cash used for combined investment purchases, sales, and maturities along with a $1.1 billion decrease in additions to property and equipment.